Exhibit 3.21

CERTIFICATE OF INCORPORATION

OF

RECREATIONAL WATER PRODUCTS, INC.

FIRST:	The name of the corporation is Recreational Water Products, Inc.

SECOND:	The address of the corporation’s registered office in the State of Delaware is 32 Loockerman Square, Suite L-100, in the City of Dover, County of Kent 19901. The name of corporation’s registered agent at such address is The Prentice-Hall Corporation System, Inc.

THIRD:	The nature of the business to be conducted or promoted and the purposes of the corporation are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH:	The total number of shares of capital stock which the corporation shall have the authority to issue is 1,000 shares, all of which shall be Common Stock with no par value.

FIFTH:	The name and mailing address of the incorporator are as follows:

	NAME	MAILING ADDRESS

	Diane Rae Hirt	Highway 52 NW West Lafayette, IN 47906

SIXTH:	The corporation shall have perpetual existence.

SEVENTH:	In furtherance and not in limitation of the powers conferred by statute, the board of directors of the corporation is expressly authorized to make, alter or repeal the By-laws of the corporation.

EIGHTH:	Meetings of stockholders may be held within or without the State of Delaware, as the By-laws of the corporation may provide. The books of the corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the By-laws of the corporation. Election of directors need not be by written ballot unless the By-laws of the corporation so provide.

NINTH:	To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. Any repeal or modification of this NINTH Article shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

TENTH:	The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

I, THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate of incorporation, hereby declaring and certifying and acknowledging that this is my act in deed and the facts stated herein are true, and accordingly have hereunto set my hand on the [ILLEGIBLE] day of March, 1993.

Diane Rae Hirt, Sole Incorporator

CERTIFICATE OF CHANGE OF LOCATION OF REGISTERED OFFICE

AND OF REGISTERED AGENT

OF

RECREATIONAL WATER PRODUCTS, INC.

It is hereby certified that:

1. The name of the corporation (hereinafter called the “corporation”) is:

RECREATIONAL WATER PRODUCTS, INC.

2. The registered office of the corporation within the State of Delaware is hereby changed to 2711 Centerville Road, Suite 400, City of Wilmington 19808, County of New Castle.

3. The registered agent of the corporation within the State of Delaware is hereby changed to Corporation Service Company, the business office of which is identical with the registered office of the corporation as hereby changed.

4. The corporation has authorized the changes hereinbefore set forth by resolution of its Board of Directors.

Signed on March 2, 2006

/s/ Barry J. Shainman
Name:	Barry J. Shainman
Title:	Vice President & Secretary